Exhibit 99.3

Report of Independent Auditors

The Investors of

Brigadier Capital Master Fund Ltd.

We have audited the accompanying statement of assets and liabilities of Brigadier Capital Master Fund Ltd. (the Master Fund), including the condensed schedule of investments, as of December 31, 2007 and the related statements of operations, changes in net assets, and cash flows for the year ended December 31, 2007. These financial statements are the responsibility of the Master Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Master Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Master Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brigadier Capital Master Fund Ltd. at December 31, 2007, and the results of its operations, changes in its net assets, and its cash flows for the year ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 5, 2008

Brigadier Capital Master Fund Ltd.

Statement of Assets and Liabilities

December 31, 2007

Assets
Cash and cash equivalents	$63,964,202
Due from broker	69,790,428
Investments in securities, at value (cost $36,086,753)	4,288,877
Unrealized gain on derivative contracts, at value	242,590,693
Interest receivable	860,169
Other	112,144

Total assets	381,606,513

Liabilities
Unrealized loss on derivative contracts, at value	131,309,160
Collateral funds held	56,001,221
Payable to Brigadier Capital LP	6,327,019
Payable to Brigadier Capital Offshore Fund Ltd.	62,181,448
Other	266,108

Total liabilities	256,084,956

Net assets	$125,521,557

Net asset value per Class A share (78,911 shares outstanding)	$1,590.58

Net asset value per Class B share (5 shares outstanding)	$1,589.43

See accompanying notes.

Brigadier Capital Master Fund Ltd.

Condensed Schedule of Investments

December 31, 2007

Total Investment in Securities	Investment Type	Percent of Net Assets	Par	Cost	Value
North America
Dekani 0% 10 APR 2034 – 144A	CDO/CLO	1.27%	$3,200,000	$2,304,000	$1,600,000
Libertas 0% 12 FEB 2047 – PFD	CDO/CLO	0.60	15,000,000	11,111,111	750,000
Libertas Preferred Funding Ltd.	CDO/CLO	0.15	6,400,000	6,144,000	192,000
DVSQ 2005-5A E	CDO/CLO	0.06	1,501,176	1,474,906	75,059
Center Square 0% 19 NOV 2051	CDO/CLO	0.04	1,500,000	1,200,000	45,000
Arca Funding Ltd. Series 2006 – 1A Class 7	CDO/CLO	0.03	7,163,648	6,687,399	35,818
Kefton CDO Ltd. Series 2006 – 1A Class Sub	CDO/CLO	0.03	7,000,000	5,460,000	35,000

		2.18	41,764,824	34,381,416	2,732,877
Security Capital Assurance Ltd.	Equity	1.24	400,000	1,705,337	1,556,000

		1.24	400,000	1,705,337	1,556,000

Total investment in securities		3.42%	$42,164,824	$36,086,753	$4,288,877

Brigadier Capital Master Fund Ltd.

Condensed Schedule of Investments (continued)

December 31, 2007

Derivatives	Notional	Counterparty	Interest Rate	Maturity Date	Reference Obligation	Value	Percent of Net Assets
Credit Default Swaps — Protection Purchased
North America
Calc 2006-1 C	$54,222,888	Merrill Lynch	0.85%	01/25/2037	Customized Basket	$21,675,072	17.27%
Vert 2006-2A	15,000,000	Bank of NY	1.95	05/09/2046	Customized Basket	12,976,079	10.34
ABX.HE.BBB-06-2	15,000,000	Lehman	2.42	05/25/2046	ABX Index	12,369,958	9.85
CDX.NA.IG.9	20,000,000	Morgan Stanley	5.00	12/20/2017	CDX Index	11,860,084	9.45
Carmel Valley 2006-3 Class B	15,000,000	Societe General	0.90	02/20/2045	Customized Basket	11,321,757	9.02
Lehman ABX Tranche 06-1 11-17%	12,000,000	Lehman	2.10	09/25/2011	Customized Basket	11,240,500	8.96
RASC 2006-KS3 M9	10,000,000	Bank of America	3.65	04/25/2036	Customized Basket	7,496,931	5.97
Home Equity Asset Trust 2006-4	10,000,000	Bank of America	3.85	04/25/2036	Customized Basket	7,430,653	5.92
ACE Securities Corp. Home Equity Loan	10,000,000	Merrill Lynch	1.32	07/25/2036	Customized Basket	6,948,167	5.54
First Franklin Mortgage Loan Trust	8,000,000	Bank of America	1.28	03/25/2036	Customized Basket	6,492,978	5.17
Long Beach Mortgage Loan Trust 2006	8,000,000	Bank of America	1.81	07/25/2036	Customized Basket	6,439,589	5.13
Camber 2006A Tranche D	7,500,000	UBS	5.49	07/12/2043	Customized Basket	6,296,667	5.02
Other				03/20/2012 – 08/13/2047		120,042,258	95.63

Unrealized gain on credit default swaps — protection purchased						$242,590,693	193.27%

Brigadier Capital Master Fund Ltd.

Condensed Schedule of Investments (continued)

December 31, 2007

Derivatives	Notional	Counterparty	Interest Rate	Maturity Date	Reference Obligation	Value	Percent of Net Assets
Credit Default Swaps — Protection Sold
North America
Lehman ABX Tranche 06-1 5-11%	$36,000,000	Lehman	4.90%	09/25/2011	Customized Basket	(30,935,500)	(24.65)%
Carmel Valley 2006-3 Class C	30,000,000	Societe General	2.15	02/20/2045	Customized Basket	(25,686,455)	(20.46)
Calc 2006-1 D	54,222,888	Merrill Lynch	1.35	01/25/2037	Customized Basket	(21,666,788)	(17.26)
Lehman ABX Tranche 06-1 5-11%	12,000,000	Lehman	3.95	05/25/2046	Customized Basket	(11,561,417)	(9.21)
Bayf 06-1A	10,000,000	Morgan Stanley	3.25	03/14/2041	Customized Basket	(9,884,653)	(7.88)
SCF 8A-D	10,000,000	Lehman	4.10	10/06/2043	Customized Basket	(9,836,722)	(7.84)
CDX.NA.IG9-V1 57	20,000,000	Lehman	5.00	12/20/2012	CDX Index	(9,394,444)	(7.48)
Country Wide Home Loans Incl.	30,000,000	Merrill Lynch	0.47	06/20/2012	Single Ref. Entity	(7,886,494)	(6.28)
Other				06/20/2012 – 12/20/2012		(4,456,687)	(3.55)

Unrealized gain on credit default swaps — protection sold						$(131,309,160)	(104.61)%

See accompanying notes.

Brigadier Capital Master Fund Ltd.

Statement of Operations

Year Ended December 31, 2007

Net realized and unrealized gain from securities transactions
Net realized gain on derivative contracts	$17,967,766
Net realized loss on investments in securities and option contracts	(59,811,568)
Change in net unrealized loss on investments in securities and option contracts	(33,989,564)
Change in net unrealized gain on derivative contracts	110,513,229

Net realized and unrealized gain from securities transactions	34,679,863

Net investment income
Interest income on investments in securities	13,366,963
Interest income on cash and cash equivalents	3,934,005

Total investment income	17,300,968

Interest expenses	265,668
Professional fees	117,800
Fund administration fees	594,711
Other	349,572

Total expenses	1,327,751

Net investment income	15,973,217

Net increase in net assets resulting from operations	$50,653,080

See accompanying notes.

Brigadier Capital Master Fund Ltd.

Statement of Changes in Net Assets

Year Ended December 31, 2007

Net increase in net assets resulting from operations
Net realized and unrealized gain from securities transactions	$34,679,863
Net investment income	15,973,217

Net increase in net assets resulting from operations	50,653,080

Net increase in net assets resulting from capital share transactions
Capital shares issued:
Class A	58,387,003
Class B	—

58,387,003
Capital shares redeemed:
Class A	(69,413,374)
Class B	(1,768)

(69,415,142)

Net decrease in net assets resulting from capital share transactions	(11,028,139)

Net increase in net assets	39,624,941
Net assets, beginning of period	85,896,616

Net assets, end of period	$125,521,557

See accompanying notes.

Brigadier Capital Master Fund Ltd.

Statement of Cash Flows

Year Ended December 31, 2007

Cash flows from operating activities
Net increase in net assets resulting from operations	$50,653,080
Adjustments to reconcile net increase in net assets resulting from operations to net cash provided by operating activities:
Purchase of investments in securities	(127,172,868)
Sale of investments in securities and option contracts	102,515,170
Realized loss on securities	59,811,568
Amortization/accretion	(183,810)
Change in unrealized loss from securities positions and option contracts	33,989,564
Change in net unrealized gain on derivative contracts	(110,513,229)
Change in operating assets and liabilities:
Due from broker	(40,631,085)
Securities purchased payable	(9,756,000)
Collateral funds held	56,001,221
Securities sold under agreements to repurchase	(16,558,453)
Interest (receivable) payable, net	241,862
Other assets and liabilities	(256,117)

Net cash used in operating activities	(1,859,097)

Cash flows from financing activities
Proceeds from issuance of shares	58,387,003
Redemptions of shares	(906,675)
Repayment of note payable to related party	(3,531,130)

Net cash provided by financing activities	53,949,198

Net change in cash	52,090,101
Cash at beginning of period	11,874,101

Cash at end of period	$63,964,202

Supplemental disclosure of cash flow information
Cash paid for interest	$633,662

See accompanying notes.

Brigadier Capital Master Fund Ltd.

Notes to Financial Statements

December 31, 2007

1.	Organization

Brigadier Capital Master Fund Ltd. (the Master Fund) was formed as an exempted company under the laws of the Cayman Islands. The Master Fund was formed on May 19, 2006 and commenced operations on May 25, 2006. Brigadier Capital Master Fund Ltd. is a master fund in a “master-feeder” fund structure. The Master Fund was created primarily to support the trading and investing activities of Brigadier Capital LP (the Onshore Fund) and Brigadier Capital Offshore Fund Ltd. (the Offshore Fund) (collectively, the Feeder Funds). The Master Fund’s investment objectives are to achieve maximum returns and minimize volatility. The Master Fund will seek to achieve its investment objectives by investing in asset-backed securities primarily in a portfolio of debt and equity collateralized debt obligations (CDO) and collateralized loan obligations (CLO). In addition, some investments in CDO securities may be in synthetic securitizations, where portfolios of credit default swaps are the underlying assets.

Brigadier Capital Management LLC (the Investment Manager), a Delaware limited liability company, serves as the investment manager of the Master Fund, the Onshore Fund and the Offshore Fund. The general partner of the Onshore Fund is Brigadier GP LLC (the Onshore GP), a Delaware limited liability company. Cohen Brothers, LLC (d/b/a Cohen and Company) (referred to as Cohen) serves as the managing member of the Onshore GP and the Investment Manager.

2.	Significant Accounting Policies

Basis of Presentation

The Master Fund’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) and are stated in United States dollars. The following is a summary of the significant accounting and reporting policies used in preparing the financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and short term, highly liquid investments that have maturities of three months or less. Cash equivalents are valued at cost plus accrued interest, which approximates fair value. Cash and cash equivalents are not held in federally insured bank accounts.

Due from Broker

Due from broker includes cash balances with the Master Fund’s clearing broker. Certain deposits at the broker relate to collateral margin requirements for derivative contracts.

Certain of the Master Fund’s securities and cash balances held by the broker collateralize margin debt balances. The Master Fund is charged interest at variable rates based on the broker call rate. The Master Fund continuously monitors the credit standing of each broker with whom it conducts business.

The Master Fund posted cash collateral of $69,790,428 at December 31, 2007 to cover margin requirements for open derivative contracts. See Note 3.

Investments in Securities

Investments in securities which are traded on a securities exchange are generally valued at the last reported sale or bid price, except for short positions and options written, for which the last purchase or ask price is used. The resulting change in value is reflected in the statement of operations in change in net unrealized loss on investments in securities and option contracts. In the absence of readily ascertainable market prices or a formal exchange, securities are valued by the Investment Manager using valuation models. These models may include significant judgments and estimates and the valuations derived from them could differ materially from amounts realizable in an open market exchange. When a security is sold the resulting gain or loss is reclassified to realized gain or loss in securities and option contracts in the statement of operations.

Derivative Contracts

In the normal course of business, the Master Fund enters into derivative contracts (derivative contracts) for trading purposes. Derivative contracts include credit default swaps, total return swaps, and other derivative instruments. Typically, derivative contracts serve as components of the Master Fund’s investment strategies and are utilized primarily to structure portfolio transactions to economically match the investment objectives of the Master Fund.

The Master Fund recognizes all derivatives on the statement of assets and liabilities at fair value. For derivative contracts where liquidity is limited, the Investment Manager will generally value such instruments at the mark to market provided by the dealer or counterparty with which the Master Fund establishes the position. Alternatively, the Investment Manager validates each mark received with internal pricing models that consider the time value of money, volatility, current market conditions, contractual prices of the underlying financial instruments, and other relevant data specific to each contract.

For other over-the-counter derivatives, the price action of the underlying securities, among other factors, will be reviewed by the Investment Manager when practical to determine the appropriate fair value.

Changes in the value of the derivative contracts are included in the statement of operations as the change in net unrealized gain on derivative contracts. Any unrealized gain or loss will be realized at the termination of the derivative contract.

Collateral Funds Held

Collateral funds held of $56,001,221 includes cash balances that are required to be posted by counterparties for derivative transactions that are in an unrealized gain position at December 31, 2007 plus accrued interest. The Master Fund held collateral of $55,813,000 at December 31, 2007, which was posted by counterparties for open derivative contracts. The Master Fund accrued interest of $188,221 on the collateral balance that is ultimately due back to the counterparties.

Collateralized Securities Transactions

The Master Fund may enter, from time to time, into transactions involving sales of securities under agreements to repurchase (repurchase agreements), which are treated as collateralized financing transactions and are recorded at their contracted repurchase amounts plus accrued interest. Any resulting interest expense is included in interest expense in the statement of operations. The Master Fund is required to provide the counterparty with securities in excess of the principal amount loaned plus accrued interest to collateralize such agreement.

Investment Transactions and Investment Income and Expense

The Master Fund records its transactions in securities on a trade-date basis. Realized gains and losses from securities transactions are determined on the basis of identified cost. Interest income and expense are accrued as earned or incurred and include the amortization/accretion of premiums and discounts.

Taxation

There is currently no taxation imposed on income or capital gains by the Government of the Cayman Islands. As a result, no tax liability or expense has been recorded in the financial statements.

Fair Value of Financial Instruments

The fair value of the Master Fund’s assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments, approximates the carrying amounts presented in the statement of assets and liabilities.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires the Investment Manager to make assumptions that affect the amounts reported in the financial statements and accompanying notes. The Investment Manager believes that the estimates used in preparing the financial statements are reasonable and prudent. Actual results could differ from those estimates.

3.	Financial Instruments with Off-Balance Sheet Risk and Concentration of Credit Risk

In the normal course of business, the Master Fund may enter into transactions involving off-balance sheet risk, including securities sold, not yet purchased, purchased and written options and derivative contracts. Generally, these instruments represent future commitments to purchase or sell other financial instruments at specific terms at specific future dates. Each of these instruments is subject to various risks including market, credit, liquidity, and operational risks. The Master Fund manages these risks on an aggregate basis along with the risks associated with its investing activities as part of its overall risk management policies.

Securities Sold, Not Yet Purchased

Securities sold, not yet purchased represent obligations of the Master Fund to deliver specified securities at the contracted price and, thereby, create a liability to repurchase such securities in the market at prevailing prices. Accordingly, these transactions result in off-balance sheet risk as the Master Fund’s satisfaction of the obligations may exceed the amount recognized in the statement of assets and liabilities. As of December 31, 2007, the Master Fund had no securities sold, not yet purchased on the statement of assets and liabilities.

Option Contracts

Option contracts provide counterparty with the right, but not the obligation, to purchase or sell a financial instrument at a predetermined exercise price before or on an established date. As of December 31, 2007, the Master Fund held no option contracts on the statement of assets and liabilities.

Derivative Contracts

See Note 2 for a description of derivative contracts.

The Master Fund maintains credit default swap contracts with six counterparties: UBS, Societe General Securities, Merrill Lynch, Morgan Stanley, Lehman Brothers and Bank of New York. The fair value of the credit default swap contracts is included in unrealized gain or unrealized loss on derivative contracts in the statement of assets and liabilities.

The following table summarizes its CDS contracts and related collateral balances by counterparty.

Counterparty	Unrealized Gain on CDS Contracts	Unrealized Loss on CDS Contracts	Collateral Posted	Collateral Held
Bank of NY	$64,259,003	$—	$—	$(35,813,000)
Lehman	29,755,100	(65,700,560)	51,695,006	—
Merrill Lynch	82,917,126	(29,553,282)	—	(20,000,000)
Morgan Stanley	17,719,010	(10,368,863)	7,985,422	—
Societe General	21,821,028	(25,686,455)	10,110,000	—
UBS	26,119,426	—	—	—

	$242,590,693	$(131,309,160)	$69,790,428	$(55,813,000)

In the case of CDS contracts in an unrealized gain position, the Master Fund’s net exposure to counterparty non-performance is the amount of unrealized gains less collateral held.

In the case of CDS contracts in an unrealized loss position, the Master Fund’s net exposure to counterparty non-performance is the amount of collateral posted less any unrealized losses.

The risk associated to an index or tranche product is also the exposure to the assets of portfolio underlying that derivative position. The exposure to some portfolio assets may be greater or less than initially apparent, based on the concentration of the same asset(s) in more than one portfolio referenced by tranche product investments. The Investment Manager continuously monitors the composition and aggregate exposure of the Master Fund to individual portfolio assets across all derivative contracts. In addition to monitoring the Master Fund’s direct exposure to each index or tranche position, the Master Fund’s exposure can also be monitored as a decomposition of each tranche exposure into a set of individual exposures to each name in each index or tranche investment’s respective portfolio. This individual asset exposure is then reviewed across the Master Fund, the potential additive exposure may have to the same individual asset across multiple index or tranche positions can be calculated and monitored appropriately. The Investment Manager does not believe the Master Fund has significant exposure to a particular index or tranche product as of December 31, 2007.

Cash and Cash Equivalents

As of December 31, 2007, the Master Fund held $63,964,202 of its cash and cash equivalents with Morgan Stanley. If Morgan Stanley failed under its obligation as custodian of these funds, the Master Fund could lose all of its unrestricted cash balances.

All Other Trading Activities

The Master Fund’s trading activities are primarily with brokers and financial institutions mentioned above. All securities transactions of the Master Fund are cleared by multiple securities firms pursuant to customer agreements. At December 31, 2007, all the investments in the credit default swap contracts are positions held with these brokers and financial institutions. The Master Fund had substantially all of its individual counterparty concentrations with these brokers and financial institutions.

4.	Share Capital and Net Assets

The authorized share capital of the Master Fund consists of 5,000,000 shares with a par value of $ 0.01 each having the rights and being subject to the restrictions set forth in the Memorandum & Articles of Association of the Master Fund, generally issuable monthly in registered, book-entry form. The Master Fund may issue additional series if needed in connection with additional issuance dates or for other reasons. As described below, the Master Fund’s shares are divided into two classes: Class A Shares (Class A Shares) and Class B Shares

(Class B Shares) (Class A Shares and Class B Shares, collectively, the Shares). Except as set forth below, each series and class of Shares have equal dividend, liquidation and voting rights. The Master Fund does not anticipate paying any dividends on its Shares. The Master Fund may, from time to time, by an ordinary resolution, increase the Master Fund’s authorized share capital, consolidate the Shares or any of them into a smaller number of shares, subdivide the Shares or any of them into a larger number of shares, or cancel any Shares not taken or agreed to be taken by any person. The Master Fund may, from time to time, by a special resolution, reduce its share capital in any way permitted by the laws of the Cayman Islands. The Master Fund may, without prior written notice to, or consent from, existing shareholders, issue additional classes of Shares with different offering terms, rights, privileges or portfolios.

Shareholders generally may redeem shares at net asset value as of the last business day of each calendar month by giving a written notice of redemption to the administrator at least 35 days prior to the proposed redemption date.

Share transactions for the year ended December 31, 2007 and for the period from May 25, 2006 (commencement of operations) to December 31, 2006 were as follows:

	Class A	Class B
Shares at December 31, 2006	74,654	6
Shares issued	48,019	—
Shares redeemed	(43,762)	(1)

Shares at December 31, 2007	78,911	5

5.	Related Party Transactions

Cohen serves as the managing member of the Onshore GP and the Investment Manager. The Master Fund can invest in CDO securities managed and originated by Cohen. At December 31, 2007, the Master Fund had $2,542,000 of investments in CDO securities, which were managed and originated by Cohen.

On May 25, 2006, the Master Fund entered into a $3,600,000 promissory note agreement with Strategos Capital Management, LLC (Strategos) to finance the purchase of the Libertas Preferred Funding Ltd. investment. Strategos is a subsidiary of Cohen. The maturity date of the note was August 5, 2012 and the variable interest rate was based on one-month Libor plus 2.5%. In December 2007, the Master Fund repaid in full the promissory note agreement and the accrued interest related to it. The Master Fund incurred interest expense related to the note of $265,551 for the twelve months ended December 31, 2007. The Master Fund is under no further obligation to Strategos.

6.	Financial Highlights

The following represents per share operating performance, the ratios of total expenses and net investment income to average net assets of the Master Fund and total return information for the year ended December 31, 2007:

	Class A	Class B
Year ended December 31, 2007
Per share operating performance:
Beginning net asset value	$1,150.50	$1,149.66
Net realized and unrealized gain from trading activity	288.55	288.35
Net investment income	151.53	151.42

Net change in net assets resulting from operations	440.08	439.77

Ending net asset value	$1,590.58	$1,589.43

	Class A	Class B
Ratios to average net assets
Total expenses	(0.88)%	(0.91)%
Net investment income	10.61%	11.91%

Total return	38.25%	38.25%

The above ratios and returns are calculated for the shareholders taken as a whole. Total return is calculated on a monthly compounded basis and excludes the transaction described in Note 8. An individual shareholder’s total return and ratios may vary from the above based on the timing of capital transactions.

7.	New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued SFAS No. 157, Fair Value Measurements. This standard establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and requires additional disclosures about fair value measurements. SFAS No. 157 applies to fair value measurements already required or permitted by existing standards. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The changes to current US GAAP from the application of SFAS No. 157 relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. As of December 31, 2007, the Investment Manager does not believe the adoption of SFAS No. 157 will impact the amounts reported in the financial statements; however, additional disclosures will be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements reported in the statement of operations for a fiscal period.

On July 13, 2006, the Financial Accounting Standards Board (FASB) released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. On February 1, 2008, the FASB issued FSP FIN 48-2, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises (FSP 48-2), deferring the effective date of FIN 48 for certain nonpublic enterprises (as defined by paragraph 289 of FASB Statement No. 109, Accounting for Income Taxes). FSP 48-2 defers the effective date of FIN 48 for fiscal years beginning after December 31, 2007. At this time, management is evaluating the implications of FIN 48 and its impact in the financial statements has not yet been determined.

8.	Subsequent Event

At December 31, 2007, a single investor of both the Onshore and Offshore Funds had undistributed redemptions of $1,327,019 and $62,181,448, respectively. The redemptions are to be distributed as an allocation of the investor’s share of each investment of the Master Fund at December 31, 2007. Effective January 9, 2008, the investments were placed in a new hedge fund managed by Brigadier Capital Management LLC.

Year Ended December 31, 2008

Report of Independent Auditors

The Investors of

Brigadier Capital Master Fund Ltd.

We have audited the accompanying statement of assets and liabilities of Brigadier Capital Master Fund Ltd. (the Master Fund), including the condensed schedule of investments, as of December 31, 2008, and the related statements of operations, changes in net assets, and cash flows for the year then ended. These financial statements are the responsibility of the Master Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Master Fund’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Master Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As more fully discussed in Note 8 to the financial statements, the Master Fund previously utilized the services of Lehman Brothers Special Financing, Inc. (Lehman) as counterparty to derivative contracts. On September 15, 2008, Lehman Brothers Holding Inc., the guarantor of the contracts with Lehman, was placed into bankruptcy. Information flow to the Fund from Lehman has been limited. Management has recorded in the financial statements its best estimate of the net realizable value of its claims against Lehman, based upon management’s assessment of all available evidence including information supplied by Lehman. Significant uncertainly exists regarding the ultimate timing of any resolution of these claims, as well as the ultimate value to be realized relating to such claims, and the differences between amounts currently recorded and those that may be ultimately realized may be material.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brigadier Capital Master Fund Ltd. at December 31, 2008, and the results of its operations, changes in its net assets, and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 19, 2009

Brigadier Capital Master Fund Ltd.

Statement of Assets and Liabilities

December 31, 2008

Assets
Cash and cash equivalents	$74,029,035
Due from broker	19,568,225
Investments in securities, at fair value (cost $19,331,801)	9,945,571
Credit derivative contracts, at fair value	136,113,638
Lehman Brothers claim receivable (Note 8)	1,603,247
Interest receivable	9,875
Other	162,479

Total assets	241,432,070

Liabilities
Credit derivative contracts, at fair value	59,208,120
Collateral funds held	58,351,178
Payable to Brigadier Capital LP	10,400,000
Payable to Brigadier Capital Offshore Fund Ltd.	11,373,977
Other	6,666

Total liabilities	139,339,941

Net assets	$102,092,129

Net asset value per Class A share (52,609 shares outstanding)	$1,940.34

Net asset value per Class B share (6 shares outstanding)	$1,938.84

Brigadier Capital Master Fund Ltd.

Condensed Schedule of Investments

December 31, 2008

Total Investment in Securities	Percent of Net Assets	Fair Value
North America
Asset-Backed Securities	1.12%	$1,147,489
Collateralized Debt Obligations	0.15	156,084
Common Stock	0.01	14,498
Corporate Bonds	8.45	8,627,500

Total investment in securities (cost $19,331,801)	9.73%	$9,945,571

See accompanying notes.

Brigadier Capital Master Fund Ltd.

Condensed Schedule of Investments (continued)

December 31, 2008

Derivatives	Notional	Counterparty	Interest Rate	Maturity Date	Reference Obligation	Fair Value	Percent of Net Assets
Credit Default Swaps — Protection Purchased
North America
Calculus 2006-1 LTD Class C	$36,420,888	Merrill Lynch	0.85%	01/25/2037	Customized Basket	$33,863,686	33.17%
Syncora Guarantee Inc.	16,792,000	Morgan Stanley	3.00	12/20/2012	Single Ref. Entity	11,229,046	11.00
Ace Securities Corp.	6,717,000	Merrill Lynch	1.32	07/25/2036	Single Ref. Entity	6,550,543	6.42
First Franklin Mortgage Loan Trust	5,373,000	Bank of America	1.28	03/25/2036	Single Ref. Entity	5,207,450	5.10
Other				12/20/2012 – 03/06/2047		71,130,864	69.67

Credit default swaps — protection purchased						127,981,589	125.36

Credit Default Swaps — Protection Sold
North America
Calculus 2006-1 LTD Class D	$36,420,888	Merrill Lynch	1.35%	01/25/2037	Customized Basket	(33,859,134)	(33.17)
Syncora Guarantee Inc.	10,000,000	Goldman Sachs	5.00	09/20/2013	Single Ref. Entity	(6,654,299)	(6.52)
Other				09/20/2013 – 12/20/2013		(10,562,638)	(10.35)

Credit default swaps — protection sold						(51,076,071)	(50.04)

Total credit default swaps						$76,905,518	75.32%

See accompanying notes.

Brigadier Capital Master Fund Ltd.

Statement of Operations

Year Ended December 31, 2008

Net realized and unrealized gain from securities transactions
Net realized gain on derivative contracts	$39,390,673
Net realized loss on investments in securities and option contracts	(19,817,166)
Lehman Brothers claim provision	(10,272,654)
Net change in unrealized gain/loss on investments in securities	11,943,075
Net change in unrealized gain/loss on derivative contracts	3,697,765
Net realized and unrealized loss on foreign currency	(648,101)

Net realized and unrealized gain from securities transactions	24,293,592

Net investment income
Interest income on investments in securities	2,562,424
Interest income on cash and cash equivalents	1,313,413

Total investment income	3,875,837

Professional fees	85,867
Fund administration fees	563,948
Other	267,164

Total expenses	916,979

Net investment income	2,958,858

Net increase in net assets resulting from operations	$27,252,450

See accompanying notes.

Brigadier Capital Master Fund Ltd.

Statement of Changes in Net Assets

Year Ended December 31, 2008

Net increase in net assets resulting from operations
Net realized and unrealized gain from securities transactions and options	$24,293,592
Net investment income	2,958,858

Net increase in net assets resulting from operations	27,252,450

Net increase in net assets resulting from capital share transactions
Capital shares issued — Class A	76,876,000
Capital shares redeemed — Class A	(127,557,878)

Net decrease in net assets resulting from capital share transactions	(50,681,878)

Net decrease in net assets	(23,429,428)
Net assets, beginning of period	125,521,557

Net assets, end of period	$102,092,129

See accompanying notes.

Brigadier Capital Master Fund Ltd.

Statement of Cash Flows

Year Ended December 31, 2008

Cash flows from operating activities
Net increase in net assets resulting from operations	$27,252,450
Adjustments to reconcile net increase in net assets resulting from operations to net cash provided by operating activities:
Purchase of investments in securities and option contracts	(84,902,602)
Sale of investments in securities and option contracts	91,441,183
Net realized loss on securities and foreign currency	20,458,528
Net change in unrealized gain from securities positions and foreign currency	(11,929,598)
Net change in unrealized gain/loss on derivative contracts	(3,697,765)
Change in operating assets and liabilities:
Due from broker	50,222,203
Lehman Brothers claim receivable	(1,603,247)
Collateral funds, net	(16,848,221)
Interest (receivable) payable, net	850,294
Other assets and liabilities	(309,776)

Net cash provided by operating activities	70,933,449

Cash flows from financing activities
Proceeds from issuance of shares	76,876,000
Redemptions of shares	(137,744,616)

Net cash used in financing activities	(60,868,616)

Net change in cash	10,064,833
Cash at beginning of year	63,964,202

Cash at end of year	$74,029,035

Supplemental disclosure of cash flow information
Distributions in kind (Note 7)	$37,956,122

See accompanying notes.

Brigadier Capital Master Fund Ltd.

Notes to Financial Statements

December 31, 2008

1.	Organization

Brigadier Capital Master Fund Ltd. (the Master Fund) was formed as an exempted company under the laws of the Cayman Islands. The Master Fund was formed on May 19, 2006 and commenced operations on May 25, 2006. Brigadier Capital Master Fund Ltd. is a master fund in a “master-feeder” fund structure. The Master Fund was created primarily to support the trading and investing activities of Brigadier Capital LP (the Onshore Fund) and Brigadier Capital Offshore Fund Ltd. (the Offshore Fund) (collectively, the Feeder Funds). The Master Fund’s investment objectives are to achieve maximum returns and minimize volatility. The Master Fund will seek to achieve its investment objectives by focusing on the structured credit markets. Target assets include long and short exposure in mortgage-backed securities, corporate investment grade and high-yield securities, structured credit and other related securities, derivatives and indices.

Brigadier Capital Management LLC (the Investment Manager), a Delaware limited liability company, serves as the investment manager of the Master Fund, the Onshore Fund and the Offshore Fund. The general partner of the Onshore Fund is Brigadier GP LLC (the Onshore GP), a Delaware limited liability company. Cohen Brothers, LLC (d/b/a Cohen and Company) (referred to as Cohen) serves as the managing member of the Onshore GP and the Investment Manager.

2.	Significant Accounting Policies

Basis of Presentation

The Master Fund’s financial statements have been prepared in accordance with U.S. generally accepted accounting principles (US GAAP) and are stated in United States dollars. The following is a summary of the significant accounting and reporting policies used in preparing the financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and short-term, highly liquid investments that have maturities of three months or less. Cash equivalents are valued at cost plus accrued interest, which approximates fair value. Cash and cash equivalents are not held in federally insured bank accounts.

Due from Broker

Due from broker includes cash balances with the Master Fund’s clearing broker and unsettled trades. Certain deposits at the broker relate to collateral margin requirements for derivative contracts.

Certain of the Master Fund’s securities and cash balances held by the broker collateralize margin debt balances. The Master Fund is charged interest at variable rates based on the broker call rate. The Master Fund continuously monitors the credit standing of each broker with whom it conducts business.

The Master Fund posted cash collateral of $19,190,000 at December 31, 2008 to cover margin requirements for open derivative contracts. See Note 4.

Fair Value of Financial Instruments

The fair value of the Master Fund’s assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments, approximates the carrying amounts presented in the statement of assets and liabilities.

Financial Instruments

Fair value is used to measure the Master Fund’s financial instruments. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, also known as the exit price.

On January 1, 2008, the Master Fund adopted the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, which was issued by the Financial Accounting Standards Board (FASB) in September 2006. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under SFAS No. 157 are described below:

Level 1		Financial assets and liabilities whose values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2		Financial assets and liabilities whose values are based on one or more of the following:

	1.	Quoted prices for similar assets or liabilities in active markets;

	2.	Quoted prices for identical or similar assets or liabilities in non-active markets;

	3.	Pricing models whose inputs are observable for substantially the full term of the asset or liability;

	4.	Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability.

Level 3		Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level of the hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Investment Manager’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Both observable and unobservable inputs may be used to determine the fair value of positions the Investment Manager has classified within the Level 3 category. As a result, the unrealized gains and losses for assets and liabilities within the Level 3 category may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Investments in Securities

Investments in securities that are traded on a securities exchange are generally valued at the last reported sale or bid price, except for short positions and options written, for which the last purchase or ask price is used. Such investments are classified within Level 1 of the valuation hierarchy. The resulting change in value is reflected in the statement of operations in change in net unrealized loss on investments in securities. In the absence of readily ascertainable market prices or a formal exchange, securities are valued by the Investment

Manager using valuation models. These models may include significant judgments and estimates and the valuations derived from them could differ materially from amounts realizable in an open market exchange. Such investments are classified within Level 3 of the valuation hierarchy. When a security is sold, the resulting gain or loss is reclassified to realized gain or loss in securities and option contracts in the statement of operations.

Derivative Contracts

In the normal course of business, the Master Fund enters into derivative contracts for trading purposes. Derivative contracts include credit default swaps, total return swaps, and other derivative instruments. Typically, derivative contracts serve as components of the Master Fund’s investment strategies and are utilized primarily to structure portfolio transactions to economically match the investment objectives of the Master Fund.

The Master Fund recognizes all derivatives on the statement of assets and liabilities at fair value. For derivative contracts where liquidity is limited, the Investment Manager will generally value such instruments at the mark to market provided by the dealer or counterparty with which the Master Fund establishes the position. Alternately, the Investment Manager validates each mark received with internal or vendor-provided pricing models that consider the time value of money, volatility, current market conditions, contractual prices of the underlying financial instruments, and other relevant data specific to each contract.

For other over-the-counter derivatives, the price action of the underlying securities, among other factors, will be reviewed by the Investment Manager when practical to determine the appropriate fair value.

Such values as described above for derivative contracts are classified within Level 2 or Level 3 of the valuation hierarchy based on the extent of observable inputs used.

If the derivatives have appreciated in value, the fair value will be carried as a component of assets in the statement of assets and liabilities. If these derivatives have depreciated in value, the fair value will be carried as a component of liabilities in the statement of assets and liabilities. The changes in the value of the derivative contracts are included in the statement of operations as the change in net unrealized gain on derivative contracts. Any unrealized gain or loss will be realized at the termination of the derivative contract.

The Master Fund may be required to post cash collateral for the benefit of the counterparty to the derivative transaction. In general, the Master Fund’s loss is not limited to the cash collateral posted. All cash collateral posted is included in due from broker in the statement of assets and liabilities. Any income earned on the collateral deposit is included as interest income on cash and cash equivalents.

Following are the types of derivatives into which the Master Fund has entered:

I.	Credit Default Swaps (CDS)

A CDS is a derivative arrangement whereby two counterparties transfer credit exposure in relation to a reference entity or portfolio. The two parties to the transaction are referred to as (i) the buyer of protection and (ii) the seller of protection. The buyer of protection makes periodic premium payments to the seller of protection in exchange for the seller of protection’s promise to make payments if certain defined credit events occur. A CDS contract can identify a single reference entity or it can refer to an index or portfolio of securities.

The Master Fund has been either a buyer or seller of protection under single reference entity CDS contracts, index CDS contracts and portfolio of securities CDS contracts. For an additional discussion on credit default swaps see Note 3.

II.	Total Return Swaps (TRS)

A TRS is a derivative arrangement whereby one party receives interest payments on a reference asset plus any capital gains and losses over the payment period, while the other receives a specified fixed or floating cash flow. The total return of the TRS has two components: (1) the “Net Carry” which represents the income generated by the reference bonds less a cost of financing which was agreed upon between the counterparty and the Master Fund and (2) the change in the underlying fair value of the reference bonds. As of December 31, 2008, the Master Fund had no outstanding total return swap arrangements.

Collateral Funds Held

Collateral funds held of $58,351,178 includes cash balances that are required to be posted by counterparties for derivative transactions that are in an unrealized gain position at December 31, 2008, plus accrued interest. The Master Fund held collateral of $58,343,000 at December 31, 2008, which was posted by counterparties for open derivative contracts. The Master Fund had accrued and unpaid interest of $8,178 as of December 31, 2008 on the collateral balance that is ultimately due back to the counterparties.

Collateralized Securities Transactions

The Master Fund may enter, from time to time, into transactions involving sales of securities under agreements to repurchase (repurchase agreements), which are treated as collateralized financing transactions and are recorded at their contracted repurchase amounts plus accrued interest. Any resulting interest expense is included in interest expense in the statement of operations. The Master Fund is required to provide the counterparty with securities in excess of the principal amount loaned plus accrued interest to collateralize such agreement.

Investment Transactions and Investment Income and Expense

The Master Fund records its transactions in securities on a trade-date basis. Realized gains and losses from securities transactions are determined on the basis of identified cost. Interest income and expense are accrued as earned or incurred and include the amortization/accretion of premiums and discounts.

Taxation

There is currently no taxation imposed on income or capital gains by the Government of the Cayman Islands. As a result, no tax liability or expense has been recorded in the financial statements.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires the Investment Manager to make assumptions that affect the amounts reported in the financial statements and accompanying notes. The Investment Manager believes that the estimates used in preparing the financial statements are reasonable and prudent. Actual results could differ from those estimates.

3.	Fair Value Measurements

The fair value hierarchy for the asset and liabilities measured at fair value on a recurring basis is summarized below (see Note 2 for a description of the three levels of the valuation hierarchy):

Fair Value Measurements on a Recurring Basis

	December 31, 2008 Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments in securities	$9,945,571	$14,498	$8,627,500	$1,303,573
Credit derivative contracts	136,113,638	—	—	136,113,638

Liabilities:
Credit derivative contracts	$59,208,120	$—	$—	$59,208,120

The following table presents additional information about assets and liabilities measured at fair value on a recurring basis and for which the Master Fund has utilized Level 3 inputs to determine fair value for the year ended December 31, 2008:

Level 3 Inputs

	Year Ended December 31, 2008
	January 1, 2008	Net Realized Gains (Losses)	Change in Unrealized Gains (Losses)	Transfers in and/or out, Net of Level 3	Purchases and Sales, Net	December 31, 2008	Unrealized Gains (Losses) Still Held(1)
Assets:
Investments in securities	$2,880,508	$(16,974,021)	$9,365,413	$—	$6,031,673	$1,303,573	$(6,492,298)
Net unrealized gain on derivative contracts	73,207,753	39,390,673	3,697,765	—	(39,390,673)	76,905,518	76,905,518

(1)	Represents the amount of total gains or losses for the period, included in earnings, attributable to the change in unrealized gains (losses) relating to assets classified as level 3 that are still held at December 31, 2008.

During the year ended December 31, 2008, the Company’s investments in securities and derivative contracts are classified as Level 3 within the valuation hierarchy. All investments that are classified as Level 3 are due to the increases in market volatility and decreases in liquidity experienced during the year ended December 31, 2008.

The increase in net realized and unrealized losses for the year ended December 31, 2008 was attributable to the change in the fair value of the above instruments that were classified as Level 3.

4.	Financial Instruments with Off-Balance Sheet Risk and Concentration of Credit Risk

In the normal course of business, the Master Fund may enter into transactions involving off-balance sheet risk, including securities sold, not yet purchased, purchased and written options and derivative contracts. Generally, these instruments represent future commitments to purchase or sell other financial instruments at specific terms at specific future dates. Each of these instruments is subject to various risks including market, credit, liquidity, and operational risks. The Master Fund manages these risks on an aggregate basis along with the risks associated with its investing activities as part of its overall risk management policies.

Securities Sold, Not Yet Purchased

Securities sold, not yet purchased represent obligations of the Master Fund to deliver specified securities at the contracted price and, thereby, create a liability to repurchase such securities in the market at prevailing prices. Accordingly, these transactions result in off-balance sheet risk as the Master Fund’s satisfaction of the obligations may exceed the amount recognized in the statement of assets and liabilities. As of December 31, 2008, the Master Fund had no securities sold, not yet purchased on the statement of assets and liabilities.

Option Contracts

Option contracts provide a counterparty with the right, but not the obligation, to purchase or sell a financial instrument at a predetermined exercise price before or on an established date. As of December 31, 2008, the Master Fund held no option contracts on the statement of assets and liabilities.

Derivative Contracts

In September 2008, the FASB issued FSP FAS No. 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161. The FSP requires enhanced disclosures by sellers of credit derivatives, including credit derivatives embedded in hybrid instruments. FSP FAS 133-1 and FIN 45-4 also amends FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to require additional disclosure about the current status of the payment/performance risk of a guarantee as of the date of the statement of financial position and excludes disclosures by sellers of credit derivative instruments that are covered under this FSP. FSP FAS No. 133-1 and FIN 45-4 is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of the sellers of credit derivatives. The FSP is effective for financial statements issued for reporting periods ending after November 15, 2008. Since FSP FAS No. 133-1 and FIN 45-4 only required additional disclosures concerning credit derivatives and guarantees as documented within this note.

See Note 2 for a description of derivative contracts.

The Master Fund maintains credit default swap contracts with five counterparties: Bank of America, Goldman Sachs, Merrill Lynch, Morgan Stanley, and UBS. The fair value of the credit default swap contracts is included in unrealized gain or unrealized loss on derivative contracts in the statement of assets and liabilities.

The following table summarizes its CDS contracts and related collateral balances by counterparty.

Counterparty	Credit Derivative Contracts – Assets	Credit Derivative Contracts – Liabilities	Collateral Posted	Collateral Held
Bank of America	$25,910,760	$(6,979,470)	$—	$(41,020,000)
Goldman Sachs	436,061	(16,371,118)	19,190,000	—
Merrill Lynch	88,588,136	(35,816,668)	—	(9,943,000)
Morgan Stanley	18,986,101	(40,864)	—	(7,380,000)
UBS	2,192,580	—	—	—

	$136,113,638	$(59,208,120)	$19,190,000	$(58,343,000)

In the case of CDS contracts in an asset position, the Master Fund’s net exposure to counterparty non-performance is the fair value less collateral held.

In the case of CDS contracts in a liability loss position, the Master Fund’s net exposure to counterparty non-performance is the amount of collateral posted, less fair value.

The risk associated to an index or tranche product is also the exposure to the assets of portfolio underlying that derivative position. The exposure to some portfolio assets may be greater or less than initially apparent, based on the concentration of the same asset(s) in more than one portfolio referenced by tranche product investments. The Investment Manager continuously monitors the composition and aggregate exposure of the Master Fund to individual portfolio assets across all derivative contracts. In addition to monitoring the Master Fund’s direct exposure to each index or tranche position, the Master Fund’s exposure can also be monitored as a decomposition of each tranche exposure into a set of individual exposures to each name in each index or tranche investment’s respective portfolio. This individual asset exposure is then reviewed across the Master Fund; the potential additive exposure may have to the same individual asset across multiple index or tranche positions can be calculated and monitored appropriately. The Investment Manager does not believe the Master Fund has significant exposure to a particular index or tranche product as of December 31, 2008.

The Master Fund engages in the selling of credit derivatives for trading purposes. The following table displays the Master Fund’s investment in credit default swaps — protection sold as of December 31, 2008:

Credit Default Swaps – Protection Sold

Issuer	Notional	Counterparty	Interest Rate	Maturity Date	Reference Obligation	Fair Value – Asset(1)	Fair Value – Liability(1)	Maximum Potential Amount of Future Payments (Undiscounted)
Goldman Sachs Group, Inc.	10,000,000	Bank of America	6.800%	09/20/2013	Single Reference Entity	$1,576,330	$—	$10,000,000
Morgan Stanley	10,000,000	Bank of America	5.000%	09/20/2013	Single Reference Entity	267,939	—	10,000,000
MGIC Investments Corp.	10,000,000	Bank of America	5.000%	09/20/2009	Single Reference Entity	—	(632,557)	10,000,000
MGIC Investment Corp.	10,000,000	Bank of America	5.000%	09/20/2009	Single Reference Entity	—	(632,557)	10,000,000
KIMCO Realty Corp.	10,000,000	Bank of America	1.900%	09/20/2013	Single Reference Entity	—	(2,045,004)	10,000,000
Syncora Guarantee Inc.	5,000,000	Bank of America	5.000%	09/20/2013	Single Reference Entity	—	(3,381,490)	5,000,000
Syncora Guarantee Inc.	10,000,000	Goldman Sachs	5.000%	09/20/2013	Single Reference Entity	—	(6,654,299)	10,000,000
Ambac Financial Group, Inc.	10,000,000	Goldman Sachs	5.000%	09/20/2013	Single Reference Entity	—	(3,972,736)	10,000,000
Nordstrom Inc.	2,500,000	Goldman Sachs	5.000%	12/20,2013	Single Reference Entity	—	(37,440)	2,000,000
Calculus 2006-1 Ltd Class D	36,420,888	Merrill Lynch	1.350%	01/25/2037	Customized Basket	—	(33,859,134)	36,420,888
Morgan Stanley	5,000,000	Merrill Lynch	5.250%	12/20/2013	Single Reference Entity	252,411	—	5,000,000
Syncora Guarantee Inc.	2,000,000	Merrill Lynch	5.000%	06/20/2013	Single Reference Entity	—	(1,324,977)	2,000,000
MGIC Investment Corp.	10,000,000	Merrill Lynch	5.000%	09/20/2009	Single Reference Entity	—	(632,557)	10,000,000

						$2,096,680	$(53,172,751)	$130,420,888

(1)	As of December 31, 2008

Currently, all of the contracts above are performing; that is, no credit event has occurred. If a credit event occurs that requires the Master Fund to make payments under these contracts, the Master Fund has no recourse to the reference entity to recover any amounts paid. Any collateral posted by the Master Fund for the benefit of the buyer of protection is included in due from broker as collateral posted.

Cash and Cash Equivalents

As of December 31, 2008, the Master Fund held $74,029,035 of its cash and cash equivalents with JP Morgan. If JP Morgan failed under its obligation as custodian of these funds, the Master Fund could lose all of its unrestricted cash balances.

Other Trading Activities

The Master Fund’s trading activities are primarily with brokers and financial institutions mentioned above. All securities transactions of the Master Fund are cleared by multiple securities firms pursuant to customer agreements. At December 31, 2008, all the investments in the credit default swap contracts are positions held with these brokers and financial institutions. The Master Fund had substantially all of its individual counterparty concentrations with these brokers and financial institutions.

5.	Share Capital and Net Assets

The authorized share capital of the Master Fund consists of 5,000,000 shares with a par value of $0.01, each having the rights and being subject to the restrictions set forth in the Memorandum & Articles of Association of the Master Fund, generally issuable monthly in registered, book-entry form. The Master Fund may issue additional series if needed in connection with additional issuance dates or for other reasons. As described below, the Master Fund’s shares are divided into two classes: Class A Shares and Class B Shares, (collectively, the Shares). Except as set forth below, each series and class of Shares have equal dividend, liquidation and voting rights. The Master Fund does not anticipate paying any dividends on its Shares. The Master Fund may, from time to time, by an ordinary resolution, increase the Master Fund’s authorized share capital, consolidate the Shares or any of them into a smaller number of shares, subdivide the Shares or any of them into a larger number of shares, or cancel any Shares not taken or agreed to be taken by any person. The Master Fund may, from time to time, by a special resolution, reduce its share capital in any way permitted by the laws of the Cayman Islands. The Master Fund may, without prior written notice to, or consent from, existing shareholders, issue additional classes of Shares with different offering terms, rights, privileges or portfolios.

Shareholders generally may redeem shares at net asset value as of the last business day of each calendar month by giving a written notice of redemption to the administrator at least 35 days prior to the proposed redemption date.

Share transactions for the year ended December 31, 2008 were as follows:

	Class A	Class B
Shares at December 31, 2007	78,911	5
Shares issued	41,295	1
Shares redeemed	(67,597)	—

Shares at December 31, 2008	52,609	6

6.	Related Party Transactions

Cohen serves as the managing member of the Onshore GP and the Investment Manager. The Master Fund can invest in CDO securities managed and originated by Cohen. At December 31, 2008, the Master Fund had $531 of investments in CDO securities, which were managed and originated by Cohen.

7.	Distribution In-Kind

At December 31, 2007, a single investor of both the Onshore and Offshore Funds had undistributed redemptions of $1,327,019 and $62,181,448, respectively, which were distributed partly in cash and as an allocation of the investor’s share of each investment of the Master Fund at December 31, 2007. Effective January 9, 2008, the investments were placed in an SPV managed by Brigadier Capital Management LLC.

8.	Lehman Brothers Exposure

The Master Fund interacted with Lehman Brothers Special Financing, Inc. (LBSF) during the normal course of business as a market-maker in cash bond and CDS markets. LBSF provided the Master Fund with research and sales coverage. The Master Fund maintained an executed ISDA agreement with LBSF and a CDS trading relationship with LBSF. On September 15, 2008, Lehman Brothers Holding, Inc. declared bankruptcy. On that date, the Master Fund called an Early Termination Event under its ISDA agreement with LBSF, citing the default of the counterparty guarantor as a triggering event. The exercise of the “Early Termination Event” initiated an unwinding of all outstanding CDS positions at market levels, as of September 15, 2008, the date of the notice. At September 15, 2008, the Master Fund was in a loss position with LBSF in the amount of $23,028,105 on its credit default swaps. In addition, the Master Fund had initial margin cash collateral of $11,922,233, and variation margin cash collateral of $22,981,773 held at LBSF.

On September 30, 2008, the Master Fund filed a claim against LBSF for its net position of $11,875,901. On October 3, 2008, LBSF filed for bankruptcy and the Master Fund’s claim was elevated to the Lehman Brothers Holding, Inc. bankruptcy level. During 2008, the Master Fund recognized a realized loss on derivative contracts of $23,028,105. At December 31, 2008, the Master Fund reserved $10,272,654 of its claim resulting in an outstanding legal claim with Lehman Brothers for $1,603,247, which has been recognized as a receivable in the statement of assets and liabilities.

9.	Financial Highlights

The following represents per share operating performance, the ratios of total expenses and net investment income to average net assets of the Master Fund and total return information for the year ended December 31, 2008:

	Class A	Class B
Year ended December 31, 2008
Per share operating performance:
Beginning net asset value	$1,590.58	$1,589.43
Net realized and unrealized gain from trading activity	310.92	310.61
Net investment income	38.84	38.80

Net change in net assets resulting from operations	349.76	349.41

Ending net asset value	$1,940.34	$1,938.84

Ratios to average net assets
Total expenses	(0.66)%	(0.76)%
Net investment income	2.14%	2.34%

Total return	21.99%	21.99%

The above ratios and returns are calculated for the shareholders taken as a whole. Total return is calculated on a monthly compounded basis. An individual shareholder’s total return and ratios may vary from the above based on the timing of capital transactions.

10.	New Accounting Pronouncements

On July 13, 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. On December 30, 2008, the FASB issued FSP FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain

Nonpublic Enterprises (FSP 48-3), deferring the effective date of FIN 48, for certain nonpublic enterprises (as defined by paragraph 289 of FASB Statement No. 109, Accounting for Income Taxes). FSP 48-3 defers the effective date of FIN 48 for fiscal years beginning after December 15, 2008. At this time, management is evaluating the implications of FIN 48 and its impact on the financial statements has not yet been determined.

In February 2008, the FASB directed the FASB staff to issue FSP No. FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions (FSP FAS 140-3), to address situations where assets purchased from a particular counterparty and financed through a repurchase agreement with the same counterparty can be considered and accounted for as separate transactions. Under FSP FAS 140-3, it is presumed that an initial transfer of a financial asset and a repurchase are considered part of the same arrangement, known as a linked transaction. However, if certain criteria are met, the initial transfer and repurchase financing may not be evaluated as a linked transaction and must be evaluated separately under FAS 140. Currently, the Investment Manager records such assets and the related financing on a gross basis in the Master Fund’s statement of assets and liabilities, and the corresponding interest income and interest expense in the Master Fund’s statement of operations. Any change in fair value in these assets is recorded in the Master Fund’s statement of operations as unrealized gains or losses from investments. FSP FAS 140-3 will be effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. Earlier application is not permitted. The Investment Manager does not expect the adoption of FSP FAS 140-3 to have an impact on the Master Fund’s financial statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosure about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (SFAS No. 161). This statement provides enhanced disclosures about how and why an entity uses derivatives and how and where those derivatives and related hedged items are reported in the entity’s financial statements. The statement is effective for fiscal years and interim periods beginning after November 15, 2008 and will be applicable to the Master Fund in the first quarter of 2009. Since SFAS No. 161 requires only additional disclosures concerning derivatives and hedging activities, the Investment Manager believes that the adoption of SFAS No. 161 will not affect the Master Fund’s financial position, results of operations or cash flows.

In October 2008, the FASB issued FSP FAS 157-3, Determining Fair Value of a Financial Asset in a Market That Is Not Active (FSP FAS 157-3). FSP FAS 157-3 clarified the application of SFAS No. 157, Fair Value Measurements, in an inactive market. It provided guidance for determining the fair value of a financial asset when the market for that financial asset is inactive. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial assets had not been issued. The Investment Manager believes that the implementation of this standard did not have a material impact on the Master Fund’s financial position and results of operations.